Exhibit 10(n)(13)
AMENDMENT NO. 12
TO
ALLTEL CORPORATION 401(k) PLAN
(January 1, 2001 Restatement)

WHEREAS, Alltel Corporation (the "Company") maintains the Alltel Corporation 401(k) Plan, as amended and restated effective January 1, 2001, and as subsequently amended (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

Effective as of July 1, 2006, a new Appendix C is added to the Plan to provide as follows:

APPENDIX C

Notwithstanding any terms in the Plan to the contrary, in determining when an Employee who satisfies the requirements specified in this Appendix C first completes an Hour of Service for purposes of Section 10.01(b), the terms of this Appendix C shall govern.

In determining when an Employee first completes an Hour of Service for purposes of Section 10.01(b), the Employee's period or periods of employment with an employer described in this Appendix C shall be considered if such period or periods of employment would have been taken into account under the Plan had such period or periods of employment been service with a member of the Controlled Group. Notwithstanding any other provision of the Plan or this Appendix C, there shall be no duplication of service (including hours of service) by reason of service (or hours of service) in respect of any single period or otherwise.

(a)
For an Employee who was an employee of Amarillo Celltelco or related entity ("Cellular One of Amarillo") immediately prior to July 1, 2006, and became an Employee on July 1, 2006, the Employee's period or periods of employment with Cellular One of Amarillo.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment No. 12 to the Alltel Corporation 401(k) Plan (January 1, 2001 Restatement) to be executed on this 27th day of June, 2006.

ALLTEL CORPORATION

By: /s/ Scott T. Ford
Title: President and Chief Executive Officer